Exhibit 99.28(e)(5)

FORM OF AUTHORIZED PARTICIPANT AGREEMENT

INVESTMENT MANAGERS SERIES TRUST III

This authorized participant agreement (this “Agreement”) is entered into by UMB Distribution Services, LLC (the “Distributor”), [Name of Participant] (the “Participant”), and subject to acceptance by Brown Brothers Harriman & Co. (the “Transfer Agent”), and Investment Managers Series Trust III (the “Trust” and, together with the Distributor, and the Participant, the “Parties”), a series trust offering a number of portfolios of securities (collectively, the “Funds”). Capitalized terms used but not defined herein are defined in the current prospectus for each Fund and included in the Trust’s Registration Statement on Form N-1A, as it may be amended or otherwise filed with the U.S. Securities and Exchange Commission (“SEC”) (together with such Fund’s Statement of Additional Information incorporated therein, the “Prospectus”).

The Distributor provides services as principal underwriter of the Funds acting on an agency basis in connection with the distribution of shares of beneficial interest of each Fund (“Shares”). The Transfer Agent has been retained to provide certain transfer agency services and to be the order taker with respect to the purchase and redemption of Creation Units of Shares.

This Agreement is intended to set forth certain procedures by which the Participant may purchase and/or redeem Creation Units through the Federal Reserve/Treasury Automated Debt Entry System maintained at the Federal Reserve Bank of New York (the “Federal Reserve Book-Entry System”) and the Continuous Net Settlement (“CNS”) clearing processes of National Securities Clearing Corporation (“NSCC”) (as such processes have been enhanced to effect purchases and redemptions of Creation Units, the “CNS Clearing Process”) or, outside of the CNS Clearing Process, the manual process of The Depository Trust Company (“DTC”).

Nothing in this Agreement shall obligate the Participant to create or redeem one or more Creation Units of Shares, to facilitate a creation or redemption through it by a participant client, or to sell (or offer to sell) Shares.

The Parties agree as follows:

1.	Status, Representations, and Warranties of Participant.

(a)            The Participant represents and warrants that it has (and during the term of this Agreement will continue to have) the ability to:

(i)             transact through the Federal Reserve Book-Entry System; and

(ii)            with respect to orders for the purchase of Creation Units (“Purchase Orders”) or orders for redemption of Creation Units (“Redemption Orders” and, together with Purchase Orders, the “Orders”) transact (A) through the CNS Clearing Process, because it is a member of NSCC and a participant in the CNS System of NSCC and/or (B) outside the CNS Clearing Process, because it is a DTC participant (a “DTC Participant”). The Participant shall give prompt written notice of any change in the foregoing status of the Participant to the Distributor and the Transfer Agent, and any such change shall automatically and immediately terminate this Agreement.

The Participant may place Orders either through the CNS Clearing Process or outside the CNS Clearing Process, subject to the procedures for purchase and redemption set forth in the Prospectus and Section 2 of this Agreement.

(b)           The Participant represents and warrants that it is (i) a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”), or it is exempt from registration (or otherwise not required to be registered as a broker-dealer or a member of FINRA); (ii) registered and/or licensed to act as a broker or dealer, as required under all applicable laws, rules, and regulations in the states or other jurisdictions in which the Participant conducts its activities, or it is otherwise exempt; and (iii) a Qualified Institutional Buyer, as defined in Rule 144A under the U.S. Securities Act of 1933 (the “1933 Act”).

The Participant shall (i) maintain such registrations, licenses, qualifications, and memberships in good standing and in full force and effect throughout the term of this Agreement; (ii) comply with applicable FINRA rules and regulations and the securities laws of any jurisdiction in which it sells Shares (directly or indirectly) to the extent such laws, rules, and regulations relate to the Participant’s transactions in (and activities with respect to) the Shares; and (iii) not offer or sell Shares of any Fund in any state or jurisdiction where such Shares may not lawfully be offered and/or sold. The Participant shall give prompt written notice of any change in the foregoing status of the Participant to the Distributor and the Transfer Agent, and any such change shall automatically and immediately terminate this Agreement.

(c)            In the event Shares are authorized for sale in jurisdictions outside the several states, territories, and possessions of the United States (and the Participant offers and sells Shares in such jurisdictions and is not otherwise required to be registered or qualified as a broker or dealer or to be a member of FINRA as set forth above), the Participant shall nevertheless (i) observe the applicable laws, rules, and regulations of the jurisdiction in which such offer and/or sale is made to comply with any applicable disclosure requirements of the 1933 Act and the regulations promulgated thereunder and (ii) conduct its business in accordance with applicable FINRA rules and regulations, to the extent the foregoing relates to the Participant’s transactions in (and activities with respect to) the Shares.

(d)            The Participant understands and acknowledges that (i) the method by which Creation Units will be created and traded may raise certain issues under certain interpretations of applicable U.S. federal securities laws (for example, because new Creation Units of Shares may be issued and sold by a Fund on an ongoing basis, a “distribution”, as such term is used in the 1933 Act, may occur at any point); (ii) depending on the circumstances, some activities on its part may result in it being deemed a participant in a distribution in a manner which could, under certain interpretations of applicable law, render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act; and (iii) dealers who are not “underwriters,” but who effect transactions in Shares (whether or not participating in the distribution of Shares) are generally required to deliver a prospectus. For the avoidance of doubt, the Participant does not admit to being an underwriter of the Shares. Upon written request by the Participant, Distributor and Trust will make available to appropriate representatives of the Participant access to such information and personnel as is reasonable and customary to enable parties to establish a due diligence defense under the 1933 Act; provided that Distributor need not disclose any non-public information to any such representative unless such representative has entered into a confidentiality agreement with Distributor.

(e)            The Participant shall (subject to any contractual obligations or obligations arising under the federal or state securities laws that the Participant may have to its customers) provide reasonable assistance to the Trust or its designee in ascertaining certain information regarding sales of Shares made by or through the Participant necessary for a Fund to comply with its obligations to distribute information to its shareholders (as may be required under applicable state or federal securities laws, rules, and regulations).

2.            Execution of Purchase and Redemption Orders.

(a)            All Orders must comply with the procedures for Orders set forth in the Prospectus and in this Agreement (including Attachment A). The Participant, the Distributor, and the Transfer Agent shall each comply with the provisions of the Prospectus, this Agreement, and the laws, rules, and regulations that are applicable to it in its role under this Agreement. With respect to procedures for Orders, if there is a conflict between the terms of the Prospectus and the terms of this Agreement, the terms of the Prospectus control.

(b)            Phone lines used in connection with Orders will be recorded. The Participant hereby consents to the recording of all calls in connection with the Orders; provided that the Participant may reasonably request that the recording party promptly provide the Participant with copies of recordings of any such calls, which have been retained in accordance with the recording party’s usual document retention policy. If a recording party becomes legally compelled to disclose to any third party any recording involving communications with the Participant, to the extent legally permitted to do so, such recording party shall provide the Participant with reasonable advance written notice identifying the recordings to be disclosed, together with copies of such recordings, so that the Participant may seek a protective order or other appropriate remedy with respect to the recordings or waive its right to do so.

(c)            Delivery of any Order shall be irrevocable; provided that the Trust, Transfer Agent, and the Distributor each reserve the right to reject any Order for any reason.

(d)            The Participant understands that a Creation Unit generally will not be issued until the requisite cash (the “Cash Component”) and/or the designated basket of securities and instruments (the “Deposit Securities”), as well as applicable transaction fee (the “Transaction Fee”) and taxes, are transferred to the Trust on or before the settlement date in accordance with the Prospectus.

(e)            With respect to any Redemption Order, the Participant shall return to a Fund any dividend, distribution, or other corporate action paid to it (or to a party for which it is acting) in respect of any security that is transferred to the Participant in connection with such Redemption Order (“Fund Security”) that, based on the valuation of such Fund Security at the time of transfer, should have been paid to the Fund. Also, a Fund is entitled to reduce the amount of money or other proceeds due to the Participant (or any party for which it is acting) by an amount equal to any dividend, distribution, or other corporate action to be paid in respect of any Fund Security that is transferred to the Participant that, based on the valuation of such Fund Security at the time of transfer, should be paid to the Fund. With respect to any Purchase Order, any dividend, distribution, or other corporate action paid to the Fund in respect of any Deposit Security that is transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Participant (or any party for which it is acting) will be returned to the Participant.

3.             Authorization of Transfer Agent. With respect to Orders submitted through the CNS Clearing Process, the Participant hereby authorizes the Transfer Agent (or its designee) to transmit to the NSCC on behalf of the Participant such instructions (including share and cash amounts as are necessary with respect to the purchase and redemption of Creation Units) and Orders consistent with the instructions and Orders issued by the Participant to the Transfer Agent. The Participant shall be bound by the terms of such instructions and Orders as reported by the Transfer Agent (or its designee) to the NSCC as though such instructions were issued by the Participant directly to the NSCC, except to the extent that such instructions do not accurately reflect in all material respects the instructions communicated by the Participant to the Transfer Agent (or its designee) in all material respects.

4.             Marketing Materials and Representations.

(a)            The Participant represents and warrants that it will not make any representations concerning a Fund, Creation Units, or Shares, other than those consistent with the Prospectus or any Marketing Materials (as defined below) furnished to the Participant by the Distributor and pursuant to or in accordance with applicable laws and regulations (including FINRA Rules).

(b)            The Participant shall not furnish (nor cause to be furnished by it or its employees) to any person (nor display or publish) any information or materials relating to a Fund or the Shares, including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs, or other similar materials (“Marketing Materials”), unless such Marketing Materials:

(i)            are provided to the Participant by the Distributor or Trust; or

(ii)           if prepared by the Participant, (A) reference only the Fund and make no reference to any third parties (including the Transfer Agent or their products or services); (B) are consistent in all material respects with the Prospectus and clearly indicate that such Marketing Materials are prepared and distributed by the Participant; (C) comply with applicable FINRA rules and regulations; and (D) are filed with FINRA (if required by applicable laws, rules, or regulations).

(c)            The Trust represents and warrants that (i) the Prospectus is effective, no stop order of the SEC or any other federal, state, or foreign regulatory authority or self-regulatory authority with respect thereto has been issued, no proceedings for such purpose have been instituted or (to its knowledge) are being contemplated; (ii) the Prospectus conforms in all material respects to the requirements of all applicable law (and the rules and regulations of the SEC thereunder) and does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made) not misleading; (iii) the Shares (when issued and delivered against payment of consideration thereof, as provided in this Agreement) will be duly and validly authorized, issued, fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal, and similar rights; (iv) no consent, approval, authorization, order, registration, or qualification of or with any court or governmental agency or body is required for the issuance and sale of the Shares, except the registration of the Shares under the 1933 Act; (v) Shares will be approved for listing on a national securities exchange; (vi) it will not lend Fund securities pursuant to any securities lending arrangement that would prevent the Trust from settling a Redemption Order when due; (vii) any and all Marketing Materials prepared by the Trust and provided to the Participant in connection with the offer and sale of Shares shall comply with applicable law (including without limitation, the provisions of the 1933 Act and the rules and regulations thereunder and applicable requirements of FINRA) and will not contain any untrue statement of a material fact related to a Fund or the Shares (or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading); and (viii) it will not name the Participant in the Prospectus, Marketing Materials, or on the Fund’s website without the prior written consent of Participant, unless such naming is required by law, rule, or regulation.

(d)            Notwithstanding anything to the contrary in this Agreement, the term Marketing Materials shall not include (i) written materials of any kind that generally mention a Fund without recommending the Fund (including in connection with a list of products sold through Participant or in the context of asset allocations); (ii) materials prepared and used for the Participant’s internal use only; (iii) brokerage communications, including correspondence and institutional communications (as defined under FINRA rules) prepared by the Participant in the normal course of its business; and (iv) research reports; provided however that any such materials prepared by Participant comply with applicable FINRA rules and regulations and other applicable laws, rules, and regulations.

5.             Title to Securities; Restricted Shares. The Participant represents and warrants on behalf of itself and any party for which it acts that (a) Deposit Securities delivered by it to the custodian and/or any relevant sub-custodian in connection with a Purchase Order will not be “restricted securities” (as such term is used in Rule 144(a)(3)(i) of the 1933 Act) and (b) at the time of delivery, the Fund will acquire good and unencumbered title to such Deposit Securities, free and clear of all liens, restrictions, charges, and encumbrances, and not be subject to any adverse claims.

6.             Cash Component. The Participant shall, in connection with a Purchase Order (whether for itself or any party for which it acts) make available on or before the contractual settlement date (the “Contractual Settlement Date”), by means satisfactory to the Trust and in accordance with the provisions of the Prospectuses, immediately available or same day funds estimated by the Trust to be sufficient to pay the Cash Component next determined after acceptance of the Purchase Order, together with the applicable Transaction Fee. Any excess funds will be returned following settlement of the Purchase Order. The Participant shall ensure that the Cash Component will be received by the issuing Fund in accordance with the terms of the applicable Prospectus (but in any event on or before the Contractual Settlement Date). In the event payment of such Cash Component has not been made in accordance with the provisions of the Prospectuses or by such Contractual Settlement Date, the Participant shall, in connection with a Purchase Order, pay the amount of the Cash Component plus interest (computed at such reasonable rate as may be specified by the Fund). The Participant shall be liable to the custodian, any sub-custodian, or the Trust for any amounts advanced by the custodian or any sub-custodian in its sole discretion to the Participant for payment of the amounts due and owing for the Cash Component. Computation of the Cash Component shall exclude any taxes, duties, or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities, which shall be the sole responsibility of the Participant and not the Trust.

7.            Payment of Certain Fees and Taxes.

(a)            In connection with Orders of Creation Units, the Participant shall pay the Transaction Fee applicable to the transaction as set forth in the Prospectus. The Trust reserves the right to adjust the Transaction Fee subject to any limitations in the Prospectus and upon reasonable advance notice to the Participant.

(b)            In connection with Orders of Creation Units, the computation of any cash amount to be paid by or to the Participant shall exclude any taxes or other fees and expenses payable upon the transfer of beneficial ownership of Shares or Fund Securities. The Participant shall be responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax, or any other similar tax, fee, or government charge (collectively, “Taxes”) applicable to and imposed upon the purchase or redemption of any Creation Units made pursuant to this Agreement. To the extent the Trust or its agents pay any such Taxes (or they are otherwise imposed in connection with transactions effected by the Participant), the Participant shall promptly reimburse and pay such party for any such payment, together with any applicable penalties, additions to tax, or interest thereon. This Section 7(b) shall survive the termination of this Agreement.

8.             Role of Participant.

(a)            Each Party acknowledges and agrees that, for all purposes of this Agreement, the Participant will be deemed to be an independent contractor and will have no authority to act as agent for the Trust, Funds, or the Distributor in any matter or in any respect under this Agreement. The Participant shall make itself and its employees available, upon reasonable request, during normal business hours to consult with the Trust, the Distributor, or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

(b)            The Participant (as a DTC Participant and in connection with any purchase or redemption transactions in which it acts on behalf of a third party) shall extend to such party all of the rights (and shall be bound by all of the obligations) of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectuses.

(c)            The Participant represents that it may be a “Beneficial Owner” (as that term is defined in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934) of Shares. To the extent that it is a Beneficial Owner, the Participant shall irrevocably appoint the Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) the Participant’s beneficially owned Shares with no input from the Participant. The Distributor will vote (or abstain from voting) the Participant’s beneficially owned Shares in the same proportion as the other shareholders of the applicable Fund or the Trust. The Distributor, as attorney and proxy for the Participant hereunder: (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. This irrevocable proxy terminates upon termination of the Agreement. This irrevocable proxy shall automatically terminate with respect to any Fund or the Trust as a whole if the Distributor ceases to act as Distributor to any Fund or the Trust, as applicable. In connection with this grant by the Participant to the Distributor of its irrevocable proxy, which the Distributor hereby accepts, the Distributor represents and warrants to the Participant that it has an interest in the Fund sufficient to support this irrevocable proxy as provided under applicable law.

(d)            The Participant represents and warrants that it has implemented (and shall maintain and implement on an on-going basis) an anti-money laundering program designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where the Participant conducts business, and any rules adopted thereunder or guidelines issued, administered, or enforced by any governmental agency.

9.             Authorized Persons of the Participant.

(a)            Concurrently with the execution of this Agreement, the Participant shall deliver to the Trust, Transfer Agent, and Distributor a certificate in the format of Attachment A to this Agreement, duly certified by the Participant’s Secretary or other duly authorized officer of Participant, setting forth the names and signatures of all persons authorized by the Participant (each an “Authorized Person”) to give Orders and instructions relating to any activity contemplated by this Agreement on behalf of the Participant. Such certificate may be relied upon by the Distributor, the Transfer Agent, and the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Trust, the Distributor, and the Transfer Agent of a superseding certificate or of written notice from the Participant that an individual should be added to (or removed from) the certificate. Whenever the Participant wants to add an Authorized Person, revoke the authority of an Authorized Person, or change or cancel a PIN (as defined below), the Participant shall give prompt written notice of such fact to the Trust, Transfer Agent, and Distributor, and such notice shall be effective upon receipt.

(b)            The Transfer Agent shall issue to each Authorized Person a unique personal identification number (a “PIN”) by which (i) the Participant and such Authorized Person shall be identified and (ii) instructions issued by the Participant through the Authorized Person shall be authenticated. Each Authorized Person shall keep his/her PIN confidential, and only those Authorized Persons who were issued a PIN shall use such PIN to identify himself/herself and to submit instructions for the Participant. If an Authorized Person’s PIN is changed, the new PIN will become effective on a date mutually agreed upon in writing by the Participant and the Transfer Agent. If an Authorized Person’s PIN is compromised, the Participant shall contact the Transfer Agent promptly in writing in order for a new one to be issued. Upon receipt of written notice as set forth in Section 9(a), the Transfer Agent shall promptly issue a PIN when the Participant adds an Authorized Person and shall promptly cancel a PIN when the Participant revokes a person’s authority to act for it.

(c)            The Transfer Agent and Distributor shall not have any obligation to verify instructions or Orders given using a PIN and may assume that all instructions and Orders issued to it using an Authorized Person’s PIN have been properly placed, unless the Transfer Agent and Distributor have actual knowledge to the contrary (e.g. they received from the Participant written notice as set forth in Section 9(a) that such person is no longer authorized to act on behalf of Participant). None of the Distributor, the Transfer Agent, the Trust, or the Funds shall be liable (absent gross negligence, bad faith, or willful misconduct) for any Loss (as defined below) incurred by the Participant as a result of the unauthorized use of an Authorized Person’s PIN, unless the Transfer Agent, Distributor, and the Trust previously received from Participant written notice to revoke such Authorized Person’s PIN as set forth in Section 9(a). This Section 9(c) shall survive the termination of this Agreement.

10.           Redemptions.

(a)            Redemption Orders may be submitted only on days that the Trust is open for business, as required by Section 22(e) of the Investment Company Act of 1940.

(b)            The Participant represents and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Units, unless it first ascertains or has reasonable grounds to believe that as of the time of the Contractual Settlement Date (i) it or its customer, as the case may be, will own outright or have full legal authority and legal and beneficial right to tender for redemption the requisite number of Shares to be redeemed and (ii) such Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that would preclude the delivery of such Shares to the Fund on such Contractual Settlement Date.

(c)            The Participant understands that Shares of any Fund may be redeemed only when one or more Creation Units are held in its account.

(d)            In the event that the Distributor, Transfer Agent, and/or the Trust reasonably believes that the Participant would not be able to deliver the requisite number of Shares to be redeemed as a Creation Unit on the settlement date, the Trust and/or the Distributor or Transfer Agent, may reject the Participant’s Redemption Order without liability.

(e)            In the event that the Participant receives Fund Securities the value of which exceeds the net asset value of the applicable Fund Shares at the time of redemption, the Participant shall pay to the applicable Fund an amount in cash equal to the difference (or return such Fund Securities to the Fund) on the same business day it is notified (or cause the Participant client to pay on such day).

11.           Beneficial Ownership.

(a)            The Participant represents and warrants that, based upon the number of outstanding Shares of any particular Fund, either (i) it does not (and will not in the future as the result of one or more Purchase Orders) hold for the account of any single Beneficial Owner, or group of related Beneficial Owners, 80 percent or more of the currently outstanding Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to sections 351 and 362 of the Internal Revenue Code of 1986 or (ii) it is carrying some or all of the Deposit Securities as a dealer and as inventory in connection with its market making activities.

(b)            A Fund, the Distributor, and the Transfer Agent have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Fund Shares by such Participant and its customers, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund’s currently outstanding Fund Shares by a Beneficial Owner.

12.           Obligations of Participant.

(a)            Pursuant to its obligations under the federal securities laws, the Participant shall maintain all books and records of all sales of Shares made by or through it as required by law and to furnish copies of such records to the Trust, Transfer Agent, and/or the Distributor upon their reasonable request, subject to any obligations under the federal or state securities laws that the Participant owes to its clients, as applicable to each client, or the applicable rules of any self-regulatory organization. This Section 12(a) shall survive the termination of this Agreement.

(b)            The Participant affirms that it (i) has procedures in place designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule, and regulation and (ii) will maintain such procedures throughout the term of this Agreement.

(c)            The Participant represents, covenants, and warrants that it has taken affirmative steps, so that the Participant will not be an affiliated person of a Fund, a promoter or principal underwriter of a Fund, or an affiliated person of such persons due to ownership of Shares (including through its grant of an irrevocable proxy relating to the Shares to the Distributor).

13.           Indemnification. This Section 13 shall survive the termination of this Agreement.

(a)            The Participant shall indemnify and hold harmless the Distributor, the Trust, the Funds, the Transfer Agent, their respective subsidiaries, affiliates, directors, trustees, partners, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Participant Indemnified Party”), from and against any loss, liability, cost, or expense (including reasonable attorneys’ fees) (“Loss”) incurred by such Participant Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement that relates to the Participant; (ii) any failure on the part of the Participant to perform any of its obligations set forth in this Agreement (except to the extent that such failure was caused by the Participant’s reasonable reliance on instructions given or representations made by a Participant Indemnified Party); (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations (“SROs”) in relation to its role as Participant under this Agreement; (iv) actions of a Participant Indemnified Party taken in reasonable reliance upon any instructions given in accordance with this Agreement and reasonably believed by the Trust, the Distributor, and/or the Transfer Agent to be genuine and to have been given by the Participant; (v) the Participant’s failure to complete an Order that has been accepted; or (vi) any representation by the Participant (or its employees, agents, or other representatives) that is not consistent with the Trust’s then-current Prospectus made in connection with the offer or sale of Shares.

(b)            The Distributor shall indemnify and hold harmless the Participant, its respective affiliates, directors, partners, members, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Party”) from and against any Loss incurred by such Distributor Indemnified Party as a result of: (i) any breach by the Distributor of any provision of this Agreement that relates to the Distributor; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; or (iii) any failure by the Distributor to comply with applicable laws, rules, and regulations (including rules and regulations of SROs, in relation to its role as distributor of Shares).

(c)            The Trust shall indemnify and hold harmless the Participant, its respective affiliates, directors, partners, members, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Trust Indemnified Party”) from and against any Loss, as may be limited by Section 14 hereof, incurred by such Trust Indemnified Party as a result of any breach by the Trust of its representations in Section 4(c). All Shares represent interests in their underlying series, the assets and liabilities of which are separate and distinct. Any indemnification provided by the Trust in connection with the Shares of a Fund shall be limited to the corresponding assets of such Fund. The Trust shall not be liable under the indemnity agreement contained in this Section 13(c) with respect to any claim made against any Trust Indemnified Party, unless the Trust Indemnified Party shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust Indemnified Party (or after the Trust Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to any Trust Indemnified Party against whom such action is brought otherwise than on account of the indemnity agreement contained in this Section 13(c) and shall only release it from liability under this Section 13(c) to the extent it has been materially prejudiced by such failure to receive reasonable notice.

14.           Limitation of Liability. This Section 14 shall survive the termination of this Agreement.

(a)            In no event shall any Party and the Transfer Agent be liable for any special, indirect, incidental, exemplary, punitive, or consequential loss or damage of any kind whatsoever (including but not limited to loss of revenue, loss of actual or anticipated profit, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of market share, loss of goodwill, or loss of reputation), even if such Party and the Transfer Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any Party and the Transfer Agent be liable for the acts or omissions of DTC, NSCC, or any other securities depository or clearing corporation.

(b)            No Party and the Transfer Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused (directly or indirectly) by any of the following: (a) acts of God; earthquakes; fires; floods; wind; explosions; wars; civil or military disturbances; terrorism; sabotage; pandemics; epidemics; public health emergencies or outbreaks (including by not limited to COVID-19), or any corporate or governmental order or requirement relating thereto; any provision of any present or future law, regulation, or order of a U.S., federal, state, municipal, local, territorial, provincial, or other governmental department, regulatory authority, self-regulatory organization, or legislative, judicial, or administrative body (including any political subdivision thereof), or of any securities depositary or clearing agency; any provision of any order or judgement of any court of competent jurisdiction; riots; interruptions; loss or malfunction of utilities, computers (hardware or software), or communications service, including but not limited to as a result of computer viruses; accidents, strikes, or other labor disputes, whether partial or total; acts of civil or military authority or governmental actions; or (b) any other causes or events beyond its reasonable control (regardless of whether such causes or events are foreseeable or are of a nature or type described above).

(c)            The Distributor, the Trust, and the Transfer Agent may conclusively rely upon (and shall be fully protected in acting or refraining from acting upon) any communication authorized under this Agreement and upon any written or oral instruction, notice, request, direction, or consent reasonably believed by them to be genuine.

(d)            In the absence of bad faith, gross negligence, or willful misconduct on its part, the Transfer Agent (whether acting directly or through its agents, affiliates, or attorneys) shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. The Transfer Agent shall not be liable for any error of judgment made in good faith unless in exercising such it shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment.

(e)            Neither the Trust, the Distributor, nor the Transfer Agent/Index Receipt shall be liable to the Participant or to any other person for any damages arising out of mistakes or errors in data provided to the Trust, the Distributor, or the Transfer Agent/Index Receipt by a third party, or out of interruptions or delays of electronic means of communications with the Trust, the Distributor, or the Transfer Agent/Index Receipt. The Distributor shall not be liable for any action or failure to take any action with respect to the voting matters set forth in Section 8(c), unless caused by the Distributor’s gross negligence.

(f)            The Transfer Agent shall not be required to advance, expend or risk its own funds, or otherwise incur or become exposed to financial liability in the performance of its duties hereunder, except as may be required as a result of its own gross negligence, willful misconduct, or bad faith.

15.           Information About Deposit Securities. On each day that the Trust is open for business, through the facilities of the NSCC, the names and amounts of Deposit Securities to be included in the current Fund Deposit for each Fund will be published.

16.           Receipt of Prospectuses by Participant. The Participant acknowledges receipt of the Prospectuses and represents that it has reviewed and understands the terms thereof.

17.           Consent to Electronic Delivery of Prospectuses. The Participant consents to the delivery of the Prospectus, annual or semi-annual report, or other shareholder information (each, a “Shareholder Document”) electronically at the e-mail address under Participant’s signature. The Distributor will deliver Shareholder Documents electronically by sending consenting persons an e-mail message informing them that the applicable Shareholder Document has been posted and is available on the Fund’s website and providing a hypertext link to the document. The Distributor will notify the Participant when a revised, supplemented, or amended Prospectus for any Fund is available and deliver (or otherwise make available) to the Participant copies of such revised, supplemented, or amended Prospectus at such time and in such numbers as to enable the Participant to comply with any obligation it may have to deliver such Prospectus to its customers. As a general matter, the Distributor will make such revised, supplemented, or amended Prospectuses available to the Participant no later than its effective date.

The Participant shall (i) maintain the e-mail address set forth on the signature page to this Agreement and (ii) promptly notify the Distributor if its e-mail address changes. The Distributor shall electronically deliver all Shareholder Documents to the Participant at such e-mail address, unless and until the Participant provides written notice to the Distributor requesting otherwise. The Participant may revoke the consent to electronic delivery of the Prospectuses at any time by providing written notice to the Distributor. Until such notice is provided, the Participant can only obtain access to the Shareholder Documents electronically.

18.           NOTICES. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by facsimile, electronic mail, or similar means of same day delivery. Unless otherwise notified in writing, all notices to the Fund or the Trust shall be at the address, telephone number, facsimile numbers, or electronic mail address indicated below its signature of the Distributor, with a copy provided to the Trust via electronic mail. All notices to the Participant, the Distributor, and the Transfer Agent shall be directed to the address, telephone number, or electronic mail address indicated below the signature line of such Party.

19.           Effectiveness, Termination, and Amendment of Agreement.

(a)            This Agreement shall become effective on the date set forth below and may be terminated at any time by any Party upon sixty (60) days’ prior written notice to the other Parties, and may be terminated earlier by the Trust, the Participant, or the Distributor at any time in the event of a material breach by another Party of any provision of this Agreement.

(b)            No Party may assign its rights or obligations under this Agreement (in whole or in part) without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed.

(c)            This Agreement may not be amended except by a writing signed by each Party. This Agreement is intended to, and shall apply to, each of the current and future Funds of the Trust, such that no amendment shall be required in the event that the Trust creates new Funds or terminates existing Funds; provided however that notice shall be provided to the Participant of such creation or termination of Funds.

20.           Governing Law. This Section 20 shall survive the termination of this Agreement.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. The Parties irrevocably submit to the personal jurisdiction and service and venue of any New York State or United States Federal court sitting in New York, New York having subject matter jurisdiction, for the purposes of any suit, action, or proceeding arising out of or relating to this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

22.           Severance. If any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason by any court (or any act, regulation, rule, or decision of any other governmental or supra-national body or authority or regulatory or self-regulatory organization), (i) it shall be invalid, illegal, or unenforceable only to the extent so held and shall not affect the validity, legality, or enforceability of the other provisions of this Agreement and (ii) this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

23.           Headings. Headings and sub-headings are included solely for convenient reference and shall not affect the meaning, construction, operation, or effect of the terms of this Agreement.

24.           Entire Agreement. This Agreement (includes the attachments) supersedes any prior agreement between the Parties with respect to the subject matter contained herein and constitutes the entire agreement between the Parties regarding the matters contained herein.

The duly authorized representatives of the Parties have executed this Agreement, the effective date of which shall be the date of the most recent signature below.

UMB Distribution Services, LLC

By:

Name: Scott Schulenburg

Title: President

Address: 235 W Galena Street, Milwaukee WI 53212-3948

E-mail: Scott.Schulenburg@umb.com and umbfs-legal@umb.com

Date:

[Name of Participant]

DTC/NSCC Clearing Participant Code:

By:

Name:

Title:

Address:

Telephone:

Facsimile:

E-mail:

Date:

Brown Brothers Harriman & Co.

By:

Name:

Title:

Address: 50 Post Office Square,

Boston, MA 02110

Attn: General Counsel

Telephone:

Facsimile:

E-mail:

Date:

Investment Managers Series Trust III

By:

Name:

Title:

Address:

Telephone:

Facsimile:

E-mail:

Date:

ATTACHMENT A

AUTHORIZED PERSONS

[Insert AP Form of Certification for Authorized Persons]